EXHIBIT 99.1
                    PRESS RELEASE, DATED NOVEMBER 12, 1997.

Company Contact:  Allen K. Jones, CFO JetFax, Inc.
                 (650) 688-6809
                 (650) 326-6003 (fax)


FOR IMMEDIATE RELEASE


            JETFAX TO ACQUIRE LEADER IN DOCUMENT MANAGEMENT SOFTWARE

JetFax to expand its software business with acquisition of DocuMagix, Inc.

Menlo Park, CA (November 12, 1997) -- JetFax, Inc. (Nasdaq: JTFX) has signed an agreement to acquire DocuMagix, Inc., a leading developer of document management software based in San Jose, California in an all stock transaction. DocuMagix provides its PaperMasterTM software products through OEM bundles to manufacturers such as HP, Logitech and Microtek as well as through VAR and retail superstore channels. DocuMagix was formed in May 1993 to create easy-to-use document management solutions for the digital workplace and has shipped more than one million copies of its software since inception.

      "DocuMagix will accelerate our penetration of the document management software market and expand our software products into new market segments", said Michael Crandell, Vice President of Software for JetFax. "By sharing technologies between the PaperMaster TM package and our own JetSuite TM software for multifunction products (MFPs), we can develop our next generation products more quickly and offer them to a much wider audience."

      "We saw great synergies between our companies with very little overlap," said Max Wheeler, DocuMagix Vice President of Engineering. "The products of the two companies complement each other very well and by integrating our software and scanner focus with that of JetFax's MFP business, we can both benefit from the high-market growth in both segments."

      "This acquisition continues to build on our strategy of licensing software solutions to the major office equipment companies and expanding our distribution," noted Rudy Prince, President and CEO of JetFax. "Their OEM relationships with Hewlett-Packard, Logitech and Microtek, together with their VAR and retail presence, greatly expands our channels for new software products and upgrades, bringing us closer to our goal to be the industry standard in desktop document management software."

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      In connection with the acquisition, JetFax will issue 900,000 shares of its common stock (including shares to be issued in exchange for cancellation of certain indebtedness of DocuMagix). It is anticipated that the acquisition will be completed in November and will be accounted for as a pooling of interests.

      Based in Menlo Park, California, JetFax is a leading developer and supplier of multifunction products and technology. JetFax licenses its multifunction electronics and software to leading office equipment companies as well as selling its own branded multifunction machines to corporate markets. JetFax's innovative products have set many of the technology and performance standards in the multifunction market and have won numerous industry awards.

      For more information contact JetFax at (650) 688-6800 or www.jetfax.com and DocuMagix at (408) 434-1138 or www.documagix.com.




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JetFax, Inc. is a leading developer and provider of integrated embedded system technology, branded products, and desktop software solutions for the multifunction product market, which combine print, fax, copy, and scan capabilities in a single unit. The Company focuses on two distinct segments of the MFP market; the small office/home office segment through technology licensing agreements with OEMs and the corporate segment through the sale of JetFax and OEM branded products and consumables.

Headquartered in San Jose, California, DocuMagix, Inc. was founded in 1993 with a charter to become the leading developer of software for personal information management. The company's first product, PapErMastER TM is a personal document management program that won Imaging Magazine's 1995 Product of the Year and Editor's Choice awards for its intuitive interface and ease of use. Its second product, HotPage Plus for Netscape Navigator and MS Internet Explorer, defined the category for webtop content organizers. HotMap was Imaging Magazine's 1996 Product of the Year. In 1997 DocuMagix product line brought together its Internet tools HotPage, HotMap and HotCargo Express into one suite Internet HotSuite. DocuMagix products are sold in prominent retail locations throughout North America, through worldwide distributors and via a number of on-line sales channels.

Safe Harbor -- Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. The Company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include the following: difficulties in successfully combining the businesses of the Company and DocuMagix; the fact that the Company's markets are characterized by rapidly changing technology, evolving industry standards and frequent introductions of new products and enhancements, and the Company's ability to respond to such changes; difficulties which the Company may experience in completing the development of turnkey designs for OEM customers, its color technology or other products; the fact that the multifunction and color markets targeted by the Company are at an early stage of development; the highly competitive nature of the markets for the Company's products; the Company's ability to attract and retain skilled personnel; the Company's reliance on third party suppliers for components used in the Company's products; the quarterly variability in the Company's bookings and design wins; and the Company's reliance on a relatively small number of OEM customers for a large percentage of its revenue. These and other factors which could cause actual results to differ materially from those in the forward-looking statements are also discussed in the Company's filings with the Securities and Exchange Commission, including its recent filings on Form S-8, Form 10-Q and Form S-1.


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